Exhibit 4.6

SHAREHOLDER AGREEMENT

This Shareholder Agreement (this “Agreement”), is made and entered into as of the 17th day of April, 2017, by and among Eastman Kodak Company, a New Jersey corporation (the “Company”), Longleaf Partners Small-Cap Fund, C2W Partners Master Fund Limited, Deseret Mutual Pension Trust and Southeastern Asset Management, Inc. (collectively, “SEAM Entities”, with the Company and SEAM Entities sometimes being hereinafter referred to individually as a “Party” and collectively as the “Parties”).

WHEREAS, SEAM Entities desire to purchase 4,300,000 shares of Common Stock (as defined herein) from BlueMountain Capital Management, LLC or its Affiliates (the “Stock Purchase”); and

WHEREAS, in connection with the Stock Purchase, Parties desire to enter into this Agreement in order to set forth their respective rights and responsibilities, and to establish various arrangements and restrictions, with respect to SEAM Entities’ ongoing ownership of Equity Securities (as defined herein) and other related matters.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the Parties agree as follows:

Section 1. Definitions. As used in this Agreement, the following terms have the following meanings:

(a) “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

(b) “Beneficial Ownership” or “Beneficially Owned” has the meaning ascribed to such term in Rule 13d3 and Rule 13d5 under the Exchange Act.

(c) “Board of Directors” means the board of directors of the Company.

(d) “Common Stock” means the common stock, par value $0.01 per share, of the Company.

(e) “Equity Securities” means any shares of capital stock of the Company, including Common Stock and Series A Preferred Stock, any rights, options, or warrants to purchase capital stock of the Company, and securities of any type whatsoever that are, or may become, convertible, exchangeable or exercisable into capital stock of the Company.

(f) “Exchange Act” means the Securities Exchange Act of 1934.

(g) “Person” means an individual, corporation (including not-for-profit), governmental entity, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, unincorporated organization, other entity of any kind or nature or group (as defined in Section 13(d)(3) of the Exchange Act), including any successor (by merger or otherwise) of such entity.

(h) “Series A Preferred Stock” means the series of preferred stock of the Company designated as “5.50% Series A Convertible Preferred Stock”.

Section 2. Restrictions on Transfer.

(a) Neither SEAM Entities nor any of their Affiliates may, directly or indirectly, sell, transfer, pledge, encumber (including by granting any option or warrant or otherwise creating any derivative security), assign or otherwise dispose of any Equity Securities that are Beneficially Owned by it to any Person or any of its Affiliates in an unregistered sale or in a direct placement as part of a registered offering to the extent such sale, transfer, pledge, encumbrance, assignment or disposition would result in any such Person or any of its Affiliates acquiring, directly or indirectly, alone or in concert with others, Beneficial Ownership of more than 16,454,200 shares of Common Stock (subject to adjustment pursuant to Section 4(b)) on a fully diluted basis; provided, that SEAM Entities and their Affiliates shall be permitted to sell Equity Securities in the open market to any Person whose identity and ownership level of Common Stock are unknown.

(b) Any purported transfer which is not in accordance with the terms and conditions of this Section 2 shall be, to the fullest extent permitted by law, null and void ab initio and, in addition to other rights and remedies at law or in equity, the Company shall be entitled to injunctive relief enjoining the prohibited action.

Section 3. Standstill Restrictions. Until the third anniversary of the date hereof, neither SEAM Entities nor any of their Affiliates, directly or indirectly, shall:

(a) purchase, offer to purchase, or agree to purchase or otherwise acquire, alone or in concert with others, Beneficial Ownership of Equity Securities if such purchase or acquisition would result in SEAM Entities or any of their Affiliates acquiring, directly or indirectly, alone or in concert with others, Beneficial Ownership of more than 16,454,200 shares of Common Stock (subject to adjustment pursuant to Section 4(b)) on a fully diluted basis; provided, that this Section 3(a) shall not take into account any Equity Securities acquired by any director nominated by SEAM Entities for election to the Board of Directors (i) as compensation for services rendered as a member of the Board of Directors or (ii) for such director’s personal account with such director’s personal funds;

(b) propose any merger, consolidation, division, acquisition or exchange of substantially all assets or equity, tender offer, share purchase, restructuring, recapitalization, liquidation or similar transactions involving the Company by way of public communication or other communication to any shareholder of the Company;

(c) make any request or proposal to amend, waive or terminate any provision of this Section 3; provided, that SEAM Entities shall be permitted to make confidential requests or proposals to the Chief Executive Officer of the Company or the Chairman of the Board of Directors to amend or waive the provisions of this Section 3 (which the Company may accept or reject in its sole discretion), so long as any such request or proposal is made in a manner that does not require public disclosure thereof;

(d) take any action that could result in the Company being required to make a public announcement regarding any of the matters covered by this Section 3; or

(e) announce an intention to take, or enter into any arrangement or understanding or discussions with any other Person to take, any of the actions restricted or prohibited in this Section 3.

Section 4. Scope; Limit Adjustments.

(a) Except as explicitly set forth in Section 2 or Section 3 of this Agreement, nothing in this Agreement shall limit (i) SEAM Entities’ or any of their Affiliate’s ability to vote, transfer, convert or otherwise exercise the rights of the Equity Securities owned by them, or (ii) the ability of any director designated by SEAM Entities to the Board of Directors to vote or otherwise fully exercise his or her fiduciary duties or act in his or her full capacity as a member of the Board of Directors.

(b) If the Company issues shares of Common Stock as a dividend or distribution on all shares of Common Stock, or if the Company effects a share split or share combination of Common Stock, the number of shares of Common Stock referenced in Sections 2(a) and 3(a) of this Agreement (as may have been previously adjusted pursuant to this Section 4(b)) shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination and the denominator of which is the number of shares of Common Stock outstanding immediately prior to giving effect to such dividend, distribution, share split or share combination.

Section 5. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by the internal law of the State of New York, without giving effect to any choice or conflict of laws provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(b) Jurisdiction; Enforcement. Each Party hereby agrees that (i) all actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the state courts of New York and the United States District Court for the Southern District of New York, (ii) it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 5(b) in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 5(g). However, the foregoing shall not limit the right of a Party to effect service of process on the other Party by any other legally available method. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(c) Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(d) Assignment; Termination. This Agreement shall not be assignable or delegable by either Party without the prior written consent of the other Party. This Agreement shall terminate upon the mutual agreement of the Parties; provided, that the provisions of Section 5 shall survive any termination of this Agreement and no Party shall be relieved or released from liability for damages arising out of a breach of this Agreement prior to such termination.

(e) No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties any rights, remedies, obligations or liabilities under or by reason of this Agreement, and no Person that is not a Party (including any partner, member, shareholder, director, officer, employee or other beneficial owner of any Party, in its own capacity as such or in bringing a derivative action on behalf of a Party) shall have any standing as third-party beneficiary with respect to this Agreement or the transactions contemplated by this Agreement.

(f) Entire Agreement. With respect to the subject matter hereof, this Agreement constitutes the full and entire understanding and agreement between the Parties and supersedes all prior agreements and understandings between the Parties.

(g) Notices. All notices, requests, instructions or other communications or documents to be given or made hereunder by any Party to the other Parties shall be in writing and deemed given when (a) served by personal delivery upon the Party for whom it is intended, (b) sent by an internationally recognized overnight courier service upon the Party for whom it is intended, or (c) sent by email, provided that the transmission of the email is promptly confirmed by telephone:

if to the Company to:

Eastman Kodak Company

343 State Street

Rochester, New York 14650

Attention: General Counsel

Telephone: 1-585-781-5824

Email: sharon.underberg@kodak.com

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention: Stephen M. Kotran

Telephone: 212-558-4000

Email: KotranS@sullcrom.com

if to SEAM Entities, to:

Southeastern Asset Management, Inc.

6410 Poplar Avenue, Suite 900

Memphis, TN 38119

Attention: Andrew R. McCarroll

Telephone: 901-818-5185

Email: amccarroll@SEasset.com

or in any such case to such other address, email address or telephone number as either Party may, from time to time, designate in a written notice given in a like manner.

(h) Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any Party shall impair any such right, power, or remedy of such Party, nor shall it be construed to be a waiver of or acquiescence to any breach or default, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

(i) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively), only if such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and SEAM Entities or, in the case of a waiver, by the Party against whom the waiver is to be effective.

(j) Counterparts. This Agreement may be executed in any number of counterparts and signatures may be delivered by facsimile or in electronic format, each of which may be executed by less than all the Parties, each of which shall be enforceable against the Parties actually executing such counterparts and all of which together shall constitute one instrument.

(k) Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement and the balance of this Agreement shall be enforceable in accordance with its terms.

(l) Specific Enforcement. Each Party acknowledges and agrees that monetary damages would not adequately compensate an injured Party for the breach of this Agreement by any Party, that this Agreement shall be specifically enforceable and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order without a requirement of posting bond. Further, each Party waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

(m) Titles and Subtitles; Interpretation. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to in this Agreement means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes. Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted by each of the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

COMPANY:

EASTMAN KODAK COMPANY

By:	/s/ Sharon E. Underberg
Name:	Sharon E. Underberg
Title:	Senior Vice President

SEAM ENTITIES:

C2W PARTNERS MASTER FUND LIMITED

By: SOUTHEASTERN ASSET MANAGEMENT, INC.
Acting as Investment Advisor

By:	/s/ Andrew R. McCarroll
Name:	Andrew R. McCarroll
Title:	General Counsel

LONGLEAF PARTNERS SMALL-CAP FUND
By: SOUTHEASTERN ASSET MANAGEMENT, INC.
Acting as Investment Counsel

By:	/s/ Andrew R. McCarroll
Name:	Andrew R. McCarroll
Title:	General Counsel

DESERET MUTUAL PENSION TRUST
By: SOUTHEASTERN ASSET MANAGEMENT, INC.
Acting as Investment Adviser

By:	/s/ Andrew R. McCarroll
Name:	Andrew R. McCarroll
Title:	General Counsel

SOUTHEASTERN ASSET MANAGEMENT, INC.

By:	/s/ Andrew R. McCarroll
Name:	Andrew R. McCarroll
Title:	General Counsel